Exhibit 11.1

COMPUTATION OF NET LOSS PER SHARE

(in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
COMPUTATION OF BASIC NET LOSS PER SHARE:
Net loss	$(8,792)	$(15,486)	$(33,713)	$(24,608)

Weighted-average shares of common stock outstanding	32,737	32,476	32,659	32,423

Basic net loss per share	$(.27)	$(.48)	$(1.03)	$(.76)

COMPUTATION OF DILUTED NET LOSS PER SHARE:
Net loss available to common stockholders	$(8,792)	$(15,486)	$(33,713)	$(24,608)

Weighted-average number of shares of common stock and common stock equivalents outstanding-
Weighted-average shares of common stock outstanding	32,737	32,476	32,659	32,423
Weighted-average number of common stock equivalents applicable to stock options and employee stock purchase plans	866	219	480	303

Common stock and common stock equivalents	33,603	32,695	33,139	32,726

Diluted net loss per common stock and common stock equivalents (a)	$(.26)	$(.47)	$(1.02)	$(.75)

(a)                                  This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.